Exhibit 10.7

[RINGCENTRAL LETTERHEAD]

September 13, 2013

John Marlow

c/o RingCentral, Inc.

1400 Fashion Island Blvd, 7th Floor

San Mateo, CA 94404

Re:	Revised Employment Letter

Dear John,

This letter agreement (the “Agreement”) is entered into between RingCentral, Inc. (“Company” or “we”) and you. This Agreement is effective as of August 22, 2013 (“Effective Date”). The purpose of this letter is to confirm the current terms and conditions of your employment and to specify your treatment upon certain terminations of employment.

Your current role is Senior Vice President, Corporate Development, General Counsel and Secretary, and you will continue to report to Vladimir Shmunis, Chief Executive Officer and Chairman.

Your compensation plan will be as follows:

•	Salary. Your annual gross base salary shall be as approved by the Board of Directors or the Compensation Committee of the Board, as applicable (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company’s payroll policies.

•	MBO Performance Bonus. You shall be eligible to receive a management-by-objective (MBO) bonus equal to a percentage (%) of your annual base salary (“Bonus Percentage”) based on your performance and the Company’s performance against its Bonus Plan adopted by the Board of Directors or the Compensation Committee of the Board, as applicable, which is incorporated herein by reference. Your MBO bonus shall be subject to the terms and conditions of the Bonus Plan. The Bonus Percentage shall be set by the Compensation Committee of the Board on an annual basis.

•	Double-Trigger Stock Option Vesting Acceleration. If the Company consummates a Change in Control (as defined in the equity plan under which the applicable option is granted) and (i) you are terminated for reasons other than Cause (as defined in Appendix A), death or disability, within sixty (60) days prior to the Change in Control and/or are not hired by the surviving/successor entity, or (ii) within twelve (12) months after the Change in Control, your employment is terminated by the successor/surviving company for reasons other than Cause, death or disability, or (iii) if your employment with the successor/surviving Company is terminated by you for Good Reason (as defined in Appendix A), then, provided that you sign and do not revoke a Release (as defined below) in accordance with the terms herein, fifty percent (50%) of the then-unvested shares subject to your then-outstanding equity awards shall immediately vest and be exercisable on your termination date in accordance with the terms and conditions of the plan and agreement(s) under which these equity awards were granted. For avoidance of doubt, the forfeiture of any unvested equity awards shall be tolled until the Release Deadline and such acceleration shall take place upon the effectiveness of the Release.

John Marlow

September 13, 2013

•	Benefits. You will continue to be eligible to participate in the Company’s standard health and benefits plans, and the Company’s vacation and paid time off policies, which may be amended from time to time. You also will continue to be subject to the other Company policies that are applicable to Company employees, and you will be required to sign the Company’s standard HR and administrative forms to be eligible to receive such benefits.

•	Severance. Notwithstanding anything to the contrary contained herein, in the event of an involuntary termination of your employment by the Company other than for Cause (excluding by reason of death or disability), you will be entitled to severance compensation equal to 3 months of your then-current base salary, payable in installments in accordance with the Company’s payroll procedures, subject to you executing and not revoking a general release of claims in a form acceptable to the Company or its successor (a “Release”) that becomes effective and irrevocable by the 60th day following your termination (the “Release Deadline”). In no event will severance or other post-termination benefits be paid or provided until the Release actually becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments or benefits under this Release. If the Release becomes effective by the Release Deadline, payment of cash severance under this letter will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, subject to the following paragraph. Except as required by the following paragraph, any payments delayed from the date of your employment terminates through the Release Deadline will be payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, and all other amounts will be payable in accordance with the payment schedule applicable to each payment for the remainder of the 6-month period following the date of your termination.

It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no severance or separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment, or your death, if earlier (the “Six-Month Delay”). All

John Marlow

September 13, 2013

subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the 6-month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.

By executing this letter agreement, you agree to continue to be bound by the standard employee invention assignment and confidentiality agreement that you signed in connection with your commencement of employment with the Company (“PIIA”). You expressly agree not to bring any third party confidential information to the Company, and that in performing your duties for the Company you will not in any way utilize any such information.

Your continual employment with the Company at all times will continue to be strictly “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause or advance notice. Subject to applicable state and federal law and to the severance and equity award acceleration obligations set forth in this Agreement, in the case of any termination, the Company is under no obligation to pay you any severance and the Company shall have no outstanding obligations to you except your right to exercise your then-currently vested stock options in accordance with the applicable equity plan.

This Agreement, along with the PIIA and the equity plan and agreements under which any equity awards have been or may be granted to you, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company, including the offer letter between you and the Company dated April 1, 2008. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To accept the letter, please sign in the space indicated and return it to the Human Resources department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter.

Sincerely,	ACCEPTED

/s/ Vlad Shmunis	/s/ John Marlow

Vlad Shmunis	JOHN MARLOW
Chief Executive Officer
RingCentral, Inc.	Date: September 13, 2013

Appendix A

1. “Cause” means:

(a) your material failure to perform your stated duties, and your continued failure to cure such failure to the reasonable satisfaction of the Company within ten (10) days following written notice of such failure to you from the Company’s board of directors (the “Board”);

(b) your material violation of a Company policy (including any insider trading policy) or material breach of any written agreement or covenant with the Company, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you;

(c) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties);

(d) a willful act by you that constitutes gross misconduct and which is injurious to the Company;

(e) your commission of any act of fraud or embezzlement;

(f) your commission of any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company; or

(g) your willful failure to cooperate with an investigation authorized by the Board or initiated by a governmental authority, in either case, relating to the Company, its business, or any of its directors, officers or employees.

The determination as to whether you are being terminated for Cause will be made in good faith by the Board and will be final and binding on you, subject to the determination of the arbitrator in any arbitration proceeding regarding this Agreement. The foregoing definition does not in any way limit the Company’s ability to terminate your employment relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

2. “Good Reason” means you resign from all positions you then hold with the Company and its affiliates (or the acquirer) and at least one of the following events occurs without your consent:

(a) a material diminution of at least five percent (5%) in your overall compensation (it being agreed that your failure to achieve or be paid any target bonus does not constitute a 5% reduction of your overall compensation);

(b) a material diminution in your authority, responsibilities, or duties (except that a change in job position or title, without more, shall not be a material diminution). For avoidance of doubt, if you are not the General Counsel of the ultimate parent company after a Change in Control, this shall be a material diminution;

(c) a material diminution in the authority, responsibilities, or duties of the supervisor to whom you report either immediately prior to or after the Change in Control; or

(d) the Company’s or acquirer’s requirement that you relocate your primary work location to a location that would materially increase your one-way commute distance (a one-way commute of more than thirty (30) miles will be deemed material).

For Good Reason to be established, you must provide written notice to the Company’s Chief Executive Officer within ninety (90) days immediately following such event, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and your resignation must be effective not later than ninety (90) days after the expiration of such cure period. For purposes of notice, if a “diminution” occurs incrementally over a period of time (not to exceed twelve (12) months from the date of the Change in Control), the “event” shall not be deemed to occur until the end of such diminution period.